Exhibit 99.1

Press Release of November 3, 2011

Cincinnati, November 3, 2011 -- USA Synthetic Fuel Corporation (OTCQB:USFC) held its annual stockholder meeting in Washington, D.C. on October 28, 2011.  Chairman H. H. Graves opened the meeting with reference to the historic significance of the meeting, having returned the U.S. synthetic fuel mission back to its roots in our nation’s capitol, Washington, D.C.  In 1980, the government U.S. Synthetic Fuels Corp. was chartered to deliver 2 million barrels per day of synthetic fuel in the U.S. within 5 years. USASF plans to bring its headquarters to Washington, D.C. to reflect the importance of serving U.S. military customers and interacting with all branches of government in its drive to deliver supplies of low cost clean energy products across America.  USASF is working hard to create a major U.S. synthetic fuel manufacturing base with major clean energy job growth.

The Chairman reported that the company has reduced debt by 76% with the addition of equity issuances at $7 per share.  USASF looks forward to utilizing $70 million in equity resources as previously reported, together with new transaction proceeds in the pipeline.  In addition, the shift in product slate to a greater proportion of ultra clean transportation fuel is expected to improve returns and enable a 10 year term for bonds rather than the previous plan for a 20 year term.  USASF/Lima Energy has a resolution from the Ohio Air Quality Development Authority for $470 million in bonds for Lima Energy construction.

About USA Synthetic Fuel Corporation

USA Synthetic Fuel Corporation (OTCQB:USFC) is an environmental energy technology company focused on building ultra clean btu converters designed to enable America’s solid hydrocarbon resources to be transformed into low cost synthetic fuel products:  pipeline quality synthetic natural gas (SNG), transportation fuel (diesel, jet, gasoline), hydrogen, and power.  USA Synthetic Fuel’s goal is to deliver top environmental, economic, and social performance.  The Company’s leading btu converters are in development and/or construction and are designed to produce 100,000 BOE (barrels of oil equivalent) per day of low cost synthetic fuel.  The Company has established the long term business objective of manufacturing and delivering 2 million BOE/day of low cost synthetic fuel in the USA by 2030.  The company owns 1.02 Billion BOE in solid hydrocarbon energy.

Forward-Looking Statements

Statements in this news release that are not descriptions of historical facts are forward-looking statements.  Reference is made in particular to the descriptions of our plans to, and objectives for, future operations, assumptions underlying such plans and objectives and other forward-looking terminology such as “may”, “expects”, “believes”, “anticipates”, “intends”, “projects”, or similar terms, variations of such terms or the negative of such terms.  Forward-looking statements are based on management’s current beliefs, opinions, and expectations.  Actual results could differ materially from those currently anticipated due to a number of factors.  Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in the company’s periodic reports, including our Form 10.

For further information, please contact:

USA Synthetic Fuel Corp:
H. L. Reichart
info@usasfc.com
513-762-7870